1 Exhibit 10.3 Amended and Restated Employment Agreement This Amended and Restated Employment Agreement (the “Agreement”), entered into as of June 3, 2022, is made by and between Clinton Jones (the “Executive”), GoHealth, Inc., a Delaware corporation (“GoHealth”), and GoHealth Holdings, LLC, a Delaware limited liability company (the “Partnership” and, together with GoHealth and any of the Affiliates of GoHealth and the Partnership as may employ the Executive from time to time, and any successor(s) thereto, the “Company”). RECITALS WHEREAS, the Executive currently serves as Chief Executive Officer of the Company and Co-Chairperson of the Board of Directors of the Company (the “Board”) pursuant to that certain Employment Agreement with the Company dated July 6, 2020 (the “Prior Agreement”); WHEREAS, effective as of June 6, 2022 (the “Effective Date”), the Executive shall resign from his role as Chief Executive Officer; WHEREAS, the Company desires to assure itself of the continued services of the Executive following his resignation as Chief Executive Officer by engaging the Executive to perform services under the terms of this Agreement, which shall supersede the Prior Agreement as of the Effective Date; and WHEREAS, the Executive desires to provide services to the Company on the terms herein provided. AGREEMENT NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:   1. Certain Definitions (a) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

2 (b) “Agreement” shall have the meaning set forth in the preamble hereto. (c) “Annual Base Salary” shall have the meaning set forth in Section 3(a). (d) “Award Agreement” shall have the meaning set forth in Section 3(b)(iv). (e) “Board” shall have the meaning set forth in the recitals hereto. (f) The Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i)(A) the willful failure or refusal of the Executive to perform material responsibilities set forth herein (including Executive’s failure to devote time and attention to his duties hereunder or failure to regularly attend Board or office meetings); (B) the Executive’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (C) dishonesty by the Executive to the Board with respect to any material matter; (D) misappropriation of funds or property of the Company or any of its Affiliates by the Executive other than the occasional, customary and de minimis use of Company property for personal purposes; or (E) a breach by the Executive of this Agreement or other agreement with the Company (including, without limitation, the Restrictive Covenants Agreement); provided, in the case of each of clause (i)(A)-(E), if the Board (excluding any Board member as to whom Cause is alleged to have occurred) determines reasonably and in good faith that such act can reasonably be cured, that the Company has provided 30 days’ prior written notice to the Executive of such conduct and the Executive has failed to cure such conduct within such 30 day period in the manner identified by the Board; (ii) the arrest or charging of the Executive for (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, and which is materially detrimental to the Company and its Affiliates (including material reputational harm); or (iii) the Executive’s engagement in on-the-job conduct that consists either of gross misconduct or a material violation of the Company or any of its Affiliates’ written code of ethics or Company policies, and which is materially detrimental to the Company and its Affiliates (including material reputational harm). (g) “Code” shall mean the Internal Revenue Code of 1986, as amended. (h) “Company” shall have the meaning set forth in the preamble hereto. (i) “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); or (iii) if the Executive’s employment is terminated pursuant to Section 4(a)

3 (iii)(v) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier. (j) “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months. (k) “Effective Date” shall have the meaning set forth in the recitals hereto. (l) “Executive” shall have the meaning set forth in the preamble hereto. (m) “Initial SAR Award” shall have the meaning set forth in Section 3(b)(i)(A). (n) “Notice of Termination” shall have the meaning set forth in Section 4(b). (o) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature. (p) “Plan” shall have the meaning set forth in Section 3(b)(i). (q) “Prior Agreement” shall have the meaning set forth in the recitals hereto. (r) “Pro-Rated Bonus Amount” shall have the meaning set forth in Section 5(b)(ii). (s) “Profits Unit Agreement” shall mean the Executive Common Unit and Profits Unit Agreement by and between the Partnership, Blizzard Management Feeder, LLC, and the Executive dated October 3, 2019 and amended July 6, 2020. (t) “Release” shall have the meaning set forth in Section 5(b). (u) “Release Expiration Date” shall have the meaning set forth in Section 21(c).

4 (v) “Restrictive Covenant Agreement” shall have the meaning set forth in Section 6. (w) “SAR Award” shall have the meaning set forth in Section 3(b)(i)(B). (x) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. (y) “Severance Period” shall have the meaning set forth in Section 5(b). (z) “Subsequent SAR Award” shall have the meaning set forth in Section 3(b)(i)(B). (aa) “Term” shall have the meaning set forth in Section 2(b). (bb) “Transition Date” shall mean December 31, 2022.   2. Employment (a) In General. Effective as of the Effective Date, the Company shall employ the Executive under this Agreement and the Executive shall remain in the employ of the Company under this Agreement, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided. (b) Term of Employment. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on the Transition Date, unless earlier terminated as provided in Section 4 or extended by a majority of the Board. For the avoidance of doubt, the termination of the Executive’s employment on the Transition Date shall constitute a termination without Cause under Section 4(a)(iv). (c) Position and Duties. (i) Effective as of the Effective Date, the Executive shall resign from his role as Chief Executive Officer of the Company pursuant to the resignation letter attached hereto as Exhibit A (the “Resignation Letter”). Following his resignation as Chief Executive Officer of the Company and during the Term, the Executive shall be employed as Executive Chairman of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board, and shall report directly to the Board. For the avoidance of doubt, the termination of Executive’s role as Chief Executive Officer of the Company on the Effective Date shall not constitute grounds for a

5 termination by the Executive for Good Reason (as defined under the Prior Agreement) and shall not entitle the Executive to any payments under Section 5(b). (ii) Effective as of immediately following the Transition Date, the Executive shall no longer be employed by the Company, but shall continue to serve as Chairperson of the Board. For the avoidance of doubt, following the Transition Date, the Company shall not be obligated to continue to cause the Executive to be appointed to the Board or as Chairperson of the Board; provided, that the Company shall continue to comply with its obligations under that certain Stockholders Agreement of the Company, as may be amended from time to time. (iii) At all times during the Term, the Executive (A) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its Affiliates; and (B) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The parties acknowledge and agree that Executive’s duties, responsibilities and authority may include services for one or more Affiliates of the Company.   3. Compensation and Related Matters (a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $500,000 per annum, pro-rated for partial years of service, which shall be paid in accordance with the customary payroll practices of the Company (the “Annual Base Salary”). (b) Incentive Award. (i) The Executive shall receive the following incentive awards: (A) On, or as soon as reasonably practicable following, the Effective Date, the Company shall grant to the Executive a stock appreciation right award (the “Initial SAR Award”) to be settled in cash under the Company’s 2020 Incentive Award Plan (the “Plan”) with an aggregate grant date value equal to $1,500,000; and (B) On, or as soon as reasonably practicable following, June 1, 2023, the Company shall grant to the Executive a stock appreciation right award (the “Subsequent SAR Award” and, together with the Initial SAR Award, the “SAR Awards”) with an aggregate grant date value equal to $1,500,000. (ii) Each SAR Award shall have an exercise price per share equal to the Fair Market Value (as defined in the Plan) of the Company’s common stock on the grant date, and shall have such other terms and conditions as are applicable to stock appreciation rights under the Plan. The number of shares of Company common stock subject to each SAR Award will be determined by dividing the aggregate grant date value by the per share Black-Scholes

6 valuation as of the grant date, utilizing the same assumptions that the Company uses in the preparation of its financial statements. (iii) Each SAR Award shall vest in full on the third anniversary of the grant date (irrespective of whether the Executive remains employed by the Company or serving on the Board on such date) and shall be settled in cash upon exercise; provided, however, that in the event the Executive’s employment or Board service is terminated by the Company for Cause, any unvested or unexercised portion of the SAR Awards as of the date of such termination shall be immediately forfeited for no consideration (and, for the avoidance of doubt, to the extent the Subsequent SAR Award has not yet been granted as of the date of such termination, the Subsequent SAR Award shall not be granted). (iv) The terms and conditions of the SAR Awards shall be set forth in award agreements in a form prescribed by the Company, to be entered into by the Company and the Executive (each, an “Award Agreement”). Except as otherwise specifically provided in this Agreement, the SAR Awards shall be governed in all respects by the terms of and conditions of the Plan and the applicable Award Agreement. (c) Benefits. During the Term, the Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company in accordance with their terms, as in effect from time to time, and as are generally provided by the Company to its senior executive officers; provided, that the Executive will not be provided with an office or other permanent work location following the Effective Date. (d) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures. For the avoidance of doubt, effective as of the Effective Date, the Executive shall no longer receive the benefit of the Executive’s Airplane Reimbursement Arrangement (as defined in the Profits Unit Agreement). (e) Indemnification. During the Term and for so long thereafter as liability exists with regard to the Executive’s activities during the Term on behalf of the Company, the Company shall defend and indemnify the Executive (other than in connection with the Executive’s gross negligence or willful misconduct) in accordance with the Company’s customary indemnification policies and procedures which are applicable to the Company’s officers and directors. (f) Chairman Compensation. Following the Transition Date, for so long as the Executive remains a member of the Board, in addition to any continued vesting provided under Section 3(b)(iii) and any severance to which the Executive may be entitled under Section 5(b), the Executive shall receive the following compensation for his continued service on the Board:

7 (i) Notwithstanding anything to the contrary in the Company’s NonEmployee Director Compensation Policy (the “Compensation Policy”), during the period beginning on the Transition Date and ending on May 31, 2024, the Executive shall receive only an annual retainer of $500,000, which shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter, pro-rated for partial calendar quarters of service based on the number of days the Executive serves as a director in such calendar quarter and the total number of days in such calendar quarter; and (ii) On and after June 1, 2024, the Executive shall receive only the compensation and benefits provided to a non-employee director of the Company under the Compensation Policy. For the avoidance of doubt, the termination of the Executive’s employment on the Transition Date shall not constitute a “Termination of Service” under the Plan and the Executive shall continue to vest in any outstanding awards held by the Executive under the Plan in accordance with their terms for so long as the Executive remains a member of the Board (other than the SAR Awards, which, in any event, shall continue to vest in accordance with their terms pursuant to Section 3(b)(iii)). For the further avoidance of doubt, by executing this Agreement, the Executive acknowledges and agrees that the compensation the Executive will receive for any service as a member of the Board for the period beginning on the Transition Date and ending on December 31, 2023 under Section 3(f)(i) is in lieu of any compensation or benefits the Executive would otherwise be entitled to receive under the Compensation Policy and the Executive hereby declines to receive any compensation or benefits under the Compensation Policy during such period. 4. Termination. The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances: (a) Circumstances (i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death. (ii) Disability. If the Executive incurs a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that within the thirty (30) day period following receipt of such notice, the Executive shall not have returned to full-time performance of the Executive’s duties hereunder.

8 (iii) Termination for Cause. The Company may terminate the Executive’s employment for Cause. (iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause. (v) Resignation for Any Reason. The Executive may resign from the Executive’s employment for any reason. (vi) Occurrence of the Transition Date. Unless earlier terminated in accordance with this Section 4, the Executive’s employment shall terminate automatically upon the Transition Date. (b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section 4(a)(i) above) shall be communicated by a written notice to the other party hereto (a “Notice of Termination”): (i) indicating the specific termination provision in this Agreement relied upon, and (ii) specifying a Date of Termination which, if submitted by the Executive, shall be at least thirty (30) days following the date of such notice; provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company (other than a Notice of Termination under Section 4(a)(ii)) may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder in connection with such Termination for Cause. Notwithstanding the foregoing, a termination pursuant to Section 4(a)(iii) shall be deemed to occur if following Executive’s termination of employment for any reason the Company determines that circumstances existing prior to such termination would have entitled the Company to terminate Executive’s employment pursuant to Section 4(a)(iii) (disregarding any applicable cure period).   5. Company Obligations Upon Termination of Employment (a) In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(d), (iii) any accrued but unused vacation pay owed to the Executive in accordance with applicable law, and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or

9 arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason. (b) Severance Payments. In the event of the Executive’s termination of employment by the Company without Cause pursuant to Section 4(a)(iv) or as a result of the occurrence of the Transition Date pursuant to Section 4(a)(vi), in addition to the payments and benefits described in Section 5(a) above, the Company shall, subject to Section 21 and Section 5(c) and subject to Executive’s execution and non-revocation of a waiver and release of claims agreement in the Company’s customary form (a “Release”), as of the Release Expiration Date, in accordance with Section 21(c): (i) Continue to pay Executive’s Annual Base Salary as in effect pursuant to the Prior Agreement immediately prior to the Effective Date (i.e., $325,000 per annum) during the period beginning on the Date of Termination and ending on the two (2) year anniversary of the Date of Termination (the “Severance Period”) in accordance with the Company’s regular payroll practice as of the Date of Termination; (ii) Pay (A) any annual cash bonus for any completed fiscal year as of the Date of Termination that has not yet been paid as of the Date of Termination, if any, and (B) the product of (I) two (2), multiplied by (II) a pro-rated portion of the annual cash bonus for the year in which the Date of Termination occurs, with such proration being based on the number of full months for which the Executive was employed during such year prior to the Date of Termination, in each case with the applicable annual cash bonus paid, to the extent earned, on, or at such date as is determined by the Board within 120 days following, the last day of the fiscal year with respect to which such annual cash bonus relates (the “Pro-Rated Bonus Amount”); provided, that, in the event the Executive becomes entitled to payments under this Section 5(b) on or after the Effective Date, the Pro-Rated Bonus Amount shall be calculated assuming the Executive is entitled to an annual cash bonus targeted at $175,000, even though, for the avoidance of doubt, the Executive will not receive any such annual cash bonus even if the Executive remains employed through the date of payment; and (iii) If the Executive elects to continue coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continue coverage for the Executive and any eligible dependents under the Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination (“COBRA Coverage”). In the event the Executive elects such COBRA Coverage, the Executive shall pay to the COBRA Coverage administrator, on an after-tax basis, a monthly amount equal to the full premium cost of the COBRA Coverage and, provided the Executive timely submits to the Company evidence of such payments, the Company will reimburse Executive monthly for (x) the full premium cost of the COBRA Coverage and

10 (y) an additional payment to cover estimated applicable federal, state and local income and payroll taxes imposed on the Executive in connection with the receipt of such reimbursements (the “COBRA Reimbursements”). The COBRA health continuation period under Section 4980B of the Code (the “Continuation Period”) shall run concurrently with the period of continued coverage pursuant to this Section 5(b)(ii) and payment of the COBRA Reimbursements by the Company shall continue until the end of the Continuation Period; provided, however, that in the event the Executive obtains other employment that offers group health benefits, such continuation of COBRA coverage by the Company under this Section 5(b)(ii) shall immediately cease. For the avoidance of doubt, the Executive shall also be entitled to acceleration in full of all unvested Service Units (as defined in the Profits Unit Agreement) in accordance with the terms of the Profits Unit Agreement. (c) Breach of Restrictive Covenant Agreement. Notwithstanding any other provision of this Agreement, no payment shall be made or benefit provided pursuant to Section 5(b) following the date Executive first violates the Restrictive Covenant Agreement and, in the event of such a violation, Executive shall repay to the Company any benefit provided pursuant to Section 5(b) within ninety (90) days of such violation. (d) Complete Severance. The provisions of this Section 5 shall supersede in their entirety any severance payment or benefit obligations to the Executive pursuant to the provisions in any severance plan, policy, program or other arrangement maintained by the Company. 6. Restrictive Covenant Agreement. The Executive acknowledges that Executive previously entered into that certain Restrictive Covenants Agreement with the Company dated July 6, 2020 (the “Restrictive Covenant Agreement”) and that the Executive shall continue to be bound by the terms and conditions of the Restrictive Covenant Agreement. 7. Injunctive Relief. The Executive recognizes and acknowledges that a breach of the covenants contained in the Restrictive Covenant Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that, in the event of a breach of any of the covenants contained in the Restrictive Covenant Agreement, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. 8. Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their

11 respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. 9. Governing Law; Venue. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without giving effect to any principles of conflicts of law, whether of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction. Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement shall be brought exclusively in the Chancery Court of New Castle County, Delaware or the federal courts of the United States of America for the District of Delaware, unless the parties to any such action or dispute mutually agree to waive this provision. By execution and delivery of this Agreement, each of the parties hereto irrevocably consents to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his, her or its address referred to herein. Each of the parties hereto irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waives and agrees, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. 10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. 11. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto): (a) If to the Company: GoHealth Holdings, LLC 214 West Huron Street Chicago, Illinois 60654 Attention: Chief Legal Officer or General Counsel Copy to: Latham & Watkins LLP 1271 Avenue of the Americas

12 New York, New York 10020 Attn: Bradd L. Williamson Facsimile: (212) 751-4864 (b) If to the Executive, at the address set forth on the signature page hereto. 12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. 13. Entire Agreement. The terms of this Agreement (together with any other agreements and instruments contemplated hereby or referred to herein, including, without limitation, the Restrictive Covenant Agreement and the Resignation Letter attached hereto as Exhibit A) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, the Prior Agreement). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. 14. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of GoHealth and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of GoHealth may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity. 15. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement. 16. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d)

13 ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Persons referred to may require. 17. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. 18. Withholding. The Company and its Affiliates shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company or any of its Affiliates is required to withhold. The Company and its Affiliates shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.   19. Absence of Conflicts; Executive Acknowledgement; Confidentiality. The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any of its Affiliates other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment. The Executive agrees not to disclose the terms or existence of this Agreement to any Person unless the Company agrees to such disclosure in advance and in writing; provided that the Executive may, without such permission, make such disclosures as are required by applicable law, including disclosures to taxing agencies, and disclose the terms of this Agreement to the Executive’s attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), and to members of the Executive’s immediate family, as reasonably necessary; provided, further, that the Executive instructs such Person(s) that the terms of this Agreement are strictly confidential and are not to be revealed to anyone else except as required by applicable law. 20. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued prior to such expiration or termination (including, without limitation, pursuant to the provisions of the Restrictive Covenant Agreement attached hereto as Exhibit A). 21. Section 409A.

14 (a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its Affiliates, employees or agents. (b) Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 5(b) unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, Executive’s right to receive installment payments pursuant to Section 5(b) shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of inkind benefits provided in any other year. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (y) the date of the Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. (c) Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are subject to

15 Executive’s execution and delivery of a Release, (i) the Release shall be reasonable and drafted in good faith (ii) the Company shall deliver the Release to Executive within ten (10) business days following the Date of Termination, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release, (iii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (iv) in any case where the Date of Termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 21(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to Section 5(b) and this Section 21(c), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 21(c)(iv), on the first payroll period to occur in the subsequent taxable year, if later. 22. Compensation Recovery Policy. The Executive acknowledges and agrees that, to the extent the Company adopts any clawback or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy). 23. Whistleblower Protection and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (a) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and

16 may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. [Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written. GOHEALTH GOHEALTH, INC. By: /s/ Brian Farley Name: Brian Farley Title: Chief Legal Officer & Corporate Secretary PARTNERSHIP GOHEALTH HOLDINGS, LLC By: /s/ Brian Farley Name: Brian Farley Title: Chief Legal Officer & Corporate Secretary EXECUTIVE By: /s/ Clint Jones Name: Clinton Jones ###

EXHIBIT A Resignation Letter June 3, 2022 GoHealth, Inc. Attn: Brandon Cruz, Co-Chairman of the Board Re: Resignation as Chief Executive Officer Mr. Cruz: Effective, June 6, 2022 (the “Resignation Date”), I hereby resign as Chief Executive Officer of GoHealth, Inc. (the “Company”) and its subsidiaries and affiliates. Effective upon the Resignation Date, I will continue working for the Company as its Executive Chairman and Co-Chair of the Board of Directors of the Company and will continue to be an employee and director of the Company. Sincerely, /s/ Clint Jones Clinton Jones